   Exhibit 99.1

FFLC Bancorp, Inc.
Holding Company for
First Federal SavingsBank
P.O. Box 490420 Leesburg, Florida 34749-0420
Voice (352) 787-3311— Fax (352) 787-7206

FOR IMMEDIATE RELEASE January 14, 2005	Contact: Stephen T. Kurtz President & CEO

FFLC BANCORP, INC., Announces Increased Net Income for the 4th Quarter and Fiscal Year-End; Increased Dividend; And Date of Annual Meeting

Leesburg, Florida. FFLC Bancorp, Inc. (NASDAQ NMS: FFLC), the holding company for First Federal Savings Bank of Lake County, reported a 24% increase in net income from $2.1 million earned for the quarter ended December 31, 2003 to $2.7 million for the quarter ended December 31, 2004.

For the quarter ended December 31, 2004, basic income per share increased 23% to $.49 per share, compared to $.40 per share for the quarter ended December 31, 2003. Net income per share on a diluted basis increased 26% to $.49 per share for the quarter ended December 31, 2004 compared to $.39 for the quarter ended December 31, 2003. Total assets grew 12% from $947.9 million at December 31, 2003 to $1.07 billion at December 31, 2004.

For the year ended December 31, 2004, net income increased 10% to $10.0 million, compared to $9.1 million for the year ended December 31, 2003. Basic income per share increased 9% to $1.86 per share for the year ended December 31, 2004 compared to $1.70 per share for 2003. Net income per share on a diluted basis also increased 10% to $1.83 for the year ended December 31, 2004, compared to $1.67 for 2003.

Net interest income after provision for loan losses increased 14% to $30.4 million for the year ended December 31, 2004 compared to $26.7 million for year 2003, primarily as a result of a $2.6 million increase in interest income and a $1.2 million decrease in interest expense. The increase in interest income was primarily due to an 8% or $68.4 million increase in average interest earning assets outstanding during 2004 as compared to 2003. That increase was partially offset by a decline in the yield on interest earning assets from 6.02% for 2003 to 5.86% for 2004. The decrease in interest expense was due primarily to a 33 basis point decrease in the cost of interest-bearing liabilities from 2.99% for 2003 to 2.66% for 2004.

For the quarter ended December 31, 2004, net interest income after provision for loan losses increased 18% to $8.1 million compared to $6.8 million for the quarter ended December 31, 2003. That increase resulted primarily from a $1.7 million increase in interest income which, in turn, was primarily due to a 14% or $121.0 million increase in average interest earning assets outstanding during the 2004 quarter compared to the 2003 quarter. That increase was partially offset by a decline in the yield on interest earning assets from 5.91% for the 2003 quarter to 5.89% for the 2004 quarter.

For the year ended December 31, 2004, noninterest expense increased $1.5 million or 8% compared to the year ended December 31, 2003. Those increases were primarily the result of the growth of the Company and corresponding increases in salaries and employee benefits and data processing expenses.

Stockholders’ equity increased from $77.4 million at December 31, 2003 to $84.5 million at December 31, 2004. Book value per share increased from $14.33 at December 31, 2003 to $15.62 at December 31, 2004.

DIVIDEND
On January 13, 2005, the Board of Directors declared a cash dividend of $.14 per share on the common stock. This dividend is payable February 7, 2005 to shareholders of record at the close of business on January 24, 2005. The $.14 per share cash dividend represents an 8% increase over the $.13 per share paid for the previous six quarters.

FFLC Bancorp, Inc.Press
Release Dated January 14, 2005

DATE OF ANNUAL MEETING
The Company also announced that the Annual Meeting of Shareholders would be held on Thursday, May 12, 2005 at the Leesburg Community Building at 109 East Dixie Avenue, Leesburg, Florida, at 2:00 p.m.

First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of sixteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol “FFLC”. First Federal’s web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.‘s SEC filings, press releases and other supplemental information are available at the web site, in the “FFLC Bancorp” section.

SELECTED FINANCIAL DATA
($ in thousands, except per share amounts)

SELECTED BALANCE SHEET DATA	At December 31 2004	At December 31 2003

Total assets	$1,065,287	$947,914
Deposits	$795,160	$705,589
Total gross loans receivable	$936,822	$797,351
Allowance for loan losses	$6,492	$5,490
Total stockholders' equity	$84,492	$77,356
Shares outstanding	5,408,287	5,397,154
Market price per share	$35.10	$28.75
Book value per share	$15.62	$14.33
Nonperforming loans	$2,835	$5,287
Nonperforming assets	$3,058	$6,168
Equity as a percentage of total assets	7.93%	8.16%
Interest-earning assets to interest-bearing liabilities	1.08	1.07

ASSET QUALITY RATIOS	At December 31 2004	At December 31 2003

Nonperforming assets to total assets	0.29%	0.65%
Nonperforming loans to total loans	0.30%	0.66%
Allowance for loan losses to nonperforming loans	228.99%	103.84%
Allowance for loan losses to nonperforming assets	212.30%	89.01%
Allowance for loan losses to total gross loans receivable	0.69%	0.69%

SELECTED INCOME AND OTHER DATA	For the twelve months ended December 31,
	2004	2003

Net interest income before provision for loan losses	$32,038	$28,233
Provision for loan losses	$1,675	$1,514
Ratio of net charge-offs to average loans	0.08%	0.16%
Net income	$10,019	$9,148
Basic net income per share	$1.86	$1.70
Diluted net income per share	$1.83	$1.67
Total gross loans originated by department: *
Residential	$184,885	$191,048
Commercial	$139,653	$118,633
Consumer	$131,290	$96,829

	$455,828	$406,510

* - Includes undisbursed amounts of construction loans and lines of credit.

PERFORMANCE RATIOS	For the twelve months ended December 31,
	2004	2003

Return on average assets	0.99%	0.98%
Return on average equity	12.34%	12.23%
Average equity to average assets	8.03%	8.02%
Noninterest expense to average assets	1.86%	1.86%
Net interest spread	3.20%	3.03%
Net interest margin	3.39%	3.22%
Operating efficiency ratio	51.23%	51.66%

FFLC Bancorp, Inc.
Consolidated Balance Sheets

($ in thousands, except per share amounts)

Assets	At December 31, 2004	At December 31, 2003
Cash and due from banks	$26,348	$35,072
Interest-earning deposits	38,258	27,088

Cash and cash equivalents	64,606	62,160

Securities available for sale, at market	74,513	82,137
Loans, net of allowance for loan losses of $6,492 in 2004 and $5,490 in 2003	883,980	767,987
Accrued interest receivable	3,893	3,849
Premises and equipment, net	22,522	21,448
Foreclosed assets	223	881
Federal Home Loan Bank stock, at cost	8,782	6,900
Deferred income taxes	1,496	1,134
Other assets	5,272	1,418

Total	$1,065,287	$947,914

Liabilities and Stockholders' Equity

Liabilities:
Non-interest bearing demand deposits	$41,796	$31,481
NOW and money-market accounts	187,487	161,527
Savings accounts	29,891	26,636
Certificates	535,986	485,945

Total deposits	795,160	705,589

Advances from Federal Home Loan Bank	153,000	133,000
Other borrowed funds	17,031	17,786
Junior subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	10,449	9,028

Total liabilities	980,795	870,558

Stockholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding	0	0
Common stock, $.01 par value, 15,000,000 shares authorized, 6,411,660
in 2004 and 6,397,202 in 2003, shares issued	64	64
Additional paid-in-capital	32,353	31,837
Retained income	72,281	65,071
Accumulated other comprehensive income (loss)	(207)	297
Treasury stock, at cost (1,003,373 shares in 2004 and 1,000,048 shares in 2003)	(19,999)	(19,913)

Total stockholders' equity	84,492	77,356

Total	$1,065,287	$947,914

FFLC Bancorp, Inc.
Consolidated Statements of Income and Comprehensive Income

($ in thousands, except per share amounts)

	For the three months ended Dec.31,		For the twelve months ended Dec. 31,
	2004	2003	2004	2003
Interest Income:
Loans	$13,884	$12,268	$52,381	$49,844
Securities	577	611	2,302	2,218
Other	308	149	722	778

Total interest income	14,769	13,028	55,405	52,840

Interest Expense:
Deposits	4,051	3,814	15,226	16,375
Borrowed funds	2,102	2,008	8,141	8,232

Total interest expense	6,153	5,822	23,367	24,607

Net interest income	8,616	7,206	32,038	28,233

Provision for loan losses	553	390	1,675	1,514

Net interest income after
provision for loan losses	8,063	6,816	30,363	26,719

Noninterest Income:
Deposit account fees	381	274	1,391	1,036
Other service charges and fees	497	419	1,991	2,375
Net gain on sales of loans held for sale	104	167	495	1,178
Other	198	324	800	775

Total noninterest income	1,180	1,184	4,677	5,364

Noninterest Expense:
Salaries and employee benefits	2,947	2,626	10,978	10,196
Occupancy expense	731	733	2,898	2,787
Data processing expense	367	384	1,554	1,270
Professional services	167	134	576	480
Advertising and promotion	123	143	592	507
Other	526	515	2,211	2,115

Total noninterest expense	4,861	4,535	18,809	17,355

Income before income taxes	4,382	3,465	16,231	14,728

Income taxes	1,725	1,330	6,212	5,580

Net Income	$2,657	$2,135	$10,019	$9,148

Basic income per share	$0.49	$0.40	$1.86	$1.70

Weighted average number of shares outstanding for Basic	5,406,192	5,391,491	5,400,214	5,385,199

Diluted income per share	$0.49	$0.39	$1.83	$1.67

Weighted average number of shares outstanding for Diluted	5,489,324	5,467,814	5,470,430	5,456,896

Dividends per share	$0.13	$0.13	$0.52	$0.46

Comprehensive income *	$2,531	$2,150	$9,515	$8,810

* Includes net income and change in unrealized gain (loss) on securities available for sale and derivative instruments.